EXHIBIT 10.6

CONFIDENTIAL TREATMENT
[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission.
RESEARCH AND DISTRIBUTION AGREEMENT

This RESEARCH AND DISTRIBUTION AGREEMENT, dated as of February 9, 2010, is by and among Delcath Systems, Inc., a corporation organized and existing under the laws of the State of  Delaware, U.S.A., and having offices at Rockefeller Center, 600 Fifth Avenue, 23rd Floor, New York, NY 10020, U.S.A. (“Delcath”) and CHIFU Trading Co., Ltd., a corporation organized and existing under the laws of Taiwan, and having offices at Rm. 901, No. 142, Min Chuan E. Rd. Sec. 3, Taipei, Taiwan R.O.C. (“Distributor”).

WHEREAS, Delcath is developing the Delcath Percutaneous Hepatic Perfusion System™  for use in the field of cancer treatment, which involves the use of a series of catheters and extracorporeal filters to infuse high dose chemotherapeutic agents to specific body regions or organs; and

WHEREAS, Distributor is a company that distributes medical devices and pharmaceuticals in the Territory (as hereinafter defined); and

WHEREAS, Delcath is willing to grant, and Distributor desires to acquire, an exclusive right to distribute the Delcath Percutaneous Hepatic Perfusion System™ in the Territory in the Field of Use (each as hereinafter defined);

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  Definitions

a. “Adverse Event” shall mean any adverse health event to which a PHP System (as hereinafter defined) has or may have contributed.  The term is generally limited to those events that would be reportable to Competent Authorities.

b. “Affiliate” shall mean, in regards to either party, any entity directly or indirectly controlling, controlled by, or under common control with, that party.

c. “Applicable Laws” shall mean (1) with respect to Distributor,  all applicable laws, rules, regulations and guidelines that may apply to the Research (as hereinafter defined) and promotion, sale and/or distribution of the PHP System (as hereinafter defined) under the laws of the Territory (as hereinafter defined); (2) with respect to Delcath, all applicable laws, rules, regulations and guidelines that may apply to the manufacture and/or sale of the PHP System and including all guidelines promulgated by Competent Authorities in the U.S. including the FD&C Act.

d. “Change in Control” shall mean a transaction or series of related transactions as a result of which a person or entity, or a group of persons or entities acting in concert directly or indirectly acquires control of a party or acquires any of the party's assets that are, individually or in the aggregate, material to its performance under this Agreement.  The transaction(s) may be in any form or combination of forms, including an issuance of voting securities, a grant of one or more proxies, the establishment of a voting agreement, a merger (whether or not the party survives), a share exchange, a reorganization, a recapitalization or an asset sale.  For this purpose, “control” of a party means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the party, whether through the ownership of voting securities, by contract or otherwise.

e. “Competent Authorities” shall mean the entities responsible for the regulation of medical devices intended for use in treating humans, and shall include, to the extent applicable, the FDA and the Taiwan FDA.

f.  “Contract Year” shall mean, in relation to the first Contract Year, the twelve month period beginning on the first day of the month in which Taiwan FDA Approval is obtained (as defined below) and, in relation to subsequent Contract Years, shall mean the twelve month period beginning on each anniversary date of the first day of the first Contract Year.

g. “Effective Date” shall mean the day and date first written above.

h. “FDA” shall mean the United States Food and Drug Administration.

i. “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time.

j. “Field of Use” shall mean treatment of hepatic malignancies and infectious disease, and any other Taiwan FDA approved indication.

k. “Governmental Approvals” shall mean any and all national, state, provincial and/or local government licenses, permits, authorizations, registrations and/or other approvals required for the marketing, importation, distribution, sale and/or use of the PHP System and for government and/or private insurance reimbursement for use of the PHP System, specifically including, without limitation,  Taiwan FDA Approval (as hereinafter defined).

l. “PHP System” shall mean the Delcath Percutaneous Hepatic Perfusion System™ which shall include a series of catheters, but will not include any drug(s).

m. “Taiwan FDA” shall mean the Taiwan Food and Drug Administration.

n. “Territory” shall mean Taiwan.

2. Research

Distributor shall plan, fund, and manage at least two (2), but no more than four (4) reference/clinical centers in the Territory where it will conduct clinical studies of the PHP System in the Field of Use (the “Research”).  Distributor will submit to Delcath a listing of the sites with the appropriate criteria for consideration as reference/clinical centers.  Delcath will approve all reference/clinical center sites.  The parties agree that the Research will focus on the treatment of hepatic malignancies.

a. Distributor will use commercially reasonable efforts to obtain approvals to operate a third reference/clinical center in the Territory.  If such approvals are obtained, Distributor shall plan, fund and manage the third reference/clinical center.

b. Delcath will train the personnel that will be directly involved in the performance of the Research at each reference/clinical center.

c. Distributor will secure all necessary approvals, including approvals from the applicable hospitals or health care facilities and/or the Taiwan FDA, including but not limited to Institutional Review Board (“IRB”) approval(s), to conduct the Research.  Delcath agrees to assist Distributor to obtain IRB approval(s).

d. The Research will be conducted in accordance with clinical protocol(s) which will be created by Delcath.  The initial clinical protocol will focus on hepatocellular carcinoma (“HCC,” also known as malignant hepatoma) and will be sent by Delcath to Distributor within ninety (90) days of the Effective Date (the “Initial Protocol”).  The clinical protocol(s)will be FDA approved, if such approval is necessary in Delcath’s sole discretion.  The Research will also be conducted in accordance with all applicable state and federal laws, rules and regulations, including but not limited to, statutes and regulations pertaining to the protection of human subjects in medical research in the Territory.  Delcath shall have the right, but not the obligation, to retain scientific advisors to review the results of the Research to determine, amongst other things, whether the results are clinically adequate.

e. Distributor shall perform clinical studies on not less than 25 and up to a maximum of 50 patients per reference/clinical center, or a maximum of 200 patients for all of the reference/clinical centers combined.

f. Delcath shall provide the support personnel required to support the initiation, training and clinical proctoring of the reference/clinical centers as it deems necessary in its sole discretion.

g. Distributor agrees that at least two (2) of the reference/clinical centers will be operational and conducting the Research within [***] months after Delcath provides the Initial Protocol.

3. Government Approvals

a. Delcath will apply for FDA Approval of the PHP System.

b. Promptly after Delcath’s receipt of FDA Approval, Distributor shall file for, at Distributor’s sole cost and expense, approval of the use of the PHP System in the Field of Use in the Territory from the Taiwan FDA with as many indications as possible (“Taiwan FDA Approval”).  Delcath agrees to provide to Distributor, within thirty (30) days of receipt of FDA Approval of the PHP System, any documentation in its possession regarding the PHP System that is necessary for Distributor’s application for Taiwan FDA Approval.  Distributor is expected to obtain Taiwan FDA Approval within [***] of Delcath’s receipt of FDA Approval.  If Distributor is unable to obtain Taiwan FDA Approval within this time period, Delcath will be entitled to terminate this Agreement.

c. The application for Taiwan FDA Approval shall be made and held in the name of Delcath if permitted by Applicable Laws, and shall be owned by and belong solely to Delcath.  Distributor shall take all necessary steps to ensure that the Taiwan FDA Approval is the property of Delcath.  If Applicable Laws do not permit the Taiwan FDA Approval to be made and held in the name of Delcath, then the Taiwan FDA Approval may be made and held in the name of Distributor, provided that, upon Delcath’s request, and at no cost to Delcath, Distributor will take all necessary steps and execute all necessary documents to transfer the Taiwan FDA Approval to Delcath or to another entity as designated by Delcath.

       d. If any other Governmental Approval other than Taiwan FDA Approval are necessary and required for the marketing, importation, distribution, sale and/or use of the PHP System and for government and/or private insurance reimbursement for use of the PHP System in the Field of Use in the Territory, Distributor agrees to obtain the necessary and required Governmental Approvals within [***] of Delcath’s receipt of FDA Approval.  If any such other Governmental Approvals for the PHP System are not obtained within this time period, Delcath shall have the right to terminate this Agreement.

e. All such Governmental Approvals shall be made and held in the name of Delcath if permitted by Applicable Laws, and shall be owned by and belong solely to Delcath.  If Applicable Laws do not permit the Governmental Approvals to be made and held in the name of Delcath, then such Governmental Approvals may be made and held in the name of Distributor, provided that, upon Delcath’s request, and at no cost to Delcath, Distributor will take all necessary steps and execute all necessary documents to transfer the Governmental Approvals to Delcath or to another entity as designated by Delcath.

f. Distributor shall be responsible, including all costs and fees, for pursuing, obtaining and, during the Term, amending and maintaining, any Governmental Approvals, including Taiwan FDA Approval, required for the proper and fully authorized importation, marketing and sale of the PHP Systems in the Territory.

g. Distributor shall undertake any necessary local testing and the development of such additional data and information as may be necessary to obtain and maintain the Governmental Approvals, including Taiwan FDA Approval, and shall use its best efforts to bring about the issuance of all Governmental Approvals, including Taiwan FDA Approval, required for the PHP Systems.

h. All clinical and other test protocols for the PHP System shall be subject to prior written approval by Delcath before testing is undertaken; Distributor shall promptly provide Delcath with all data and information resulting from such tests or otherwise becoming available to Distributor during the Term hereof.

i. All files, documents, clinical and other data, studies, protocols and other information and materials, regardless of medium (including but limited to paper, computer diskettes, CD, videos, drawings, graphs, and photographs) with regards to the Governmental Approvals, including Taiwan FDA Approval, or the applications for Governmental Approvals, including Taiwan FDA Approval, shall be the sole property of Delcath.

4. Distribution Rights

a. Subject to the terms set forth in this Agreement, Delcath hereby grants to Distributor, and Distributor hereby accepts, the exclusive right to promote, market, sell and distribute the PHP System throughout the Territory in the Field of Use commencing on the date that Taiwan FDA Approval is granted and continuing for the Term of this Agreement.  As used in this Section 4, the term “exclusive” means to the exclusion of Delcath and any third party, except any subcontractors of Distributor.

b. Distributor shall refer to Delcath all orders or inquiries received by it in connection with the sales and distribution of the PHP System outside the Field of Use and/or outside of the Territory, and Delcath shall refer to Distributor all orders or inquiries received by it in connection with the sale and distribution of the PHP System in the Field of Use in the Territory.

c. Distributor will be responsible for the costs associated with commercializing the PHP System in the Territory, including sales, marketing, training and inventory management.

d. Distributor agrees that during the Term and subject to the provisions of this Agreement, Distributor shall:

i.	use its best efforts to promote and market the PHP System in the Territory;

ii.	purchase no less than the Minimum Purchase Requirements as described below in Section 6;

iii.	not, directly or indirectly, whether through Affiliates or otherwise, promote, market or sell in or to the Territory any product that competes with the PHP System;

iv.	not, directly or indirectly, whether through Affiliates or otherwise, sell any PHP System to competitors of Delcath or of Delcath’s Affiliates, without Delcath’s written consent;

v.	not, directly or indirectly, whether through Affiliates or otherwise, promote, market or sell any PHP System outside the Territory or for use outside of the Field of Use; and

vi.
not, directly or indirectly, whether through Affiliates or otherwise, take any action that could diminish or harm the goodwill or reputation of Delcath or its Affiliates, the PHP System or any related assets, including but not limited to intellectual property rights and regulatory approvals.

5. Payments from Distributor to Delcath

a. Within thirty (30) days of the Effective Date, Distributor will pay to Delcath Three Hundred Thousand Dollars ($300,000.00) (USD).

b. Within [***] of Delcath’s receipt of CE Approval of the PHP System, Distributor will pay to Delcath [***] (USD).

c. Within [***] of Delcath’s receipt of FDA Approval of the PHP System, Distributor will pay Delcath an additional [***] (USD).

d. All payments made pursuant to this Section 5 shall be non-refundable.

6.	Orders and Minimum Purchase Requirements

a. Distributor shall submit to Delcath annual sales forecast reports, by quarter, not later than sixty (60) days prior to the beginning of each Contract Year.

b. Distributor shall submit to Delcath a rolling four (4) quarter sales forecast report not later than forty-five (45) days prior to the beginning of each quarter.

c. Distributor shall submit firm orders for PHP Systems at least sixty (60) days prior to the requested delivery date.  Orders may be submitted by fax or e-mail.  The only effective portions of any purchase orders issued on Distributor’s forms shall be product quantities and requested delivery dates, subject to the restrictions set forth in this Agreement.

d. Distributor will be required to purchase the following minimum number of PHP Systems (excluding units used in the Research and purchased at the “Research Purchase Price” as hereinafter defined) from Delcath (the “Minimum Purchase Requirements”):

First Contract Year:                                           [***]
Second Contract Year:                                      [***]
Third Contract Year:                                          [***]

Delcath and Distributor shall agree upon annual Minimum Purchase Requirements for the Fourth and Fifth Contract Years of the Initial Term before the last quarter in the Third Contract Year, with the understanding that the Minimum Purchase Requirements for the Fourth and Fifth Contract Years shall be no less than [***] of the Minimum Purchase Requirements for the Third and Fourth Contract Years, respectively.

e. If Distributor fails to purchase the Minimum Purchase Requirements in any Contract Year, Delcath shall provide written notice of such failure to Distributor.  Distributor shall have ninety (90) days from the date of Delcath’s written notice to remedy such failure to purchase the Minimum Purchase Requirements; if Distributor fails to do so, Delcath may terminate this Agreement.

f. Subsequent to the Date that Taiwan FDA Approval is granted and continuing for the Term, Distributor agrees to maintain at all times a [***] minimum inventory of PHP Systems based upon current sales forecasts, provided that such minimum inventory shall in no event be less than one quarter of the annual minimum purchase obligation.

g. On an annual basis, Distributor shall provide Delcath with Distributor’s suggested price list in effect for the PHP Systems and shall promptly inform Delcath of changes made or contemplated in such prices.  The parties acknowledge and agree that price lists will not be developed until after Taiwan FDA Approval is obtained and distribution has begun.

7. Option Regarding Distribution in Singapore

a. Distributor shall have the right of first refusal, but not the obligation, to extend its exclusive distribution rights pursuant to this Agreement to include distribution in Singapore of the PHP Systems (the “Singapore Option”).

b. The Singapore Option may only be exercised upon the occurrence of the following conditions:

i.	The parties shall have agreed on annual minimum purchase requirements for Singapore;

ii.	Distributor can establish that it has adequate facilities in Singapore and the capacity to distribute the PHP System in Singapore, which determination shall be made in Delcath’s sole discretion; and

iii.	The parties shall have agreed on appropriate provisions for gaining the necessary Governmental Approvals of the PHP System in Singapore.

c. The Singapore Option may be exercised by providing written notice to Delcath, no later than twenty four (24) months after the Effective Date of this Agreement.  This Singapore Option will terminate twenty four (24) months after the Effective Date of this Agreement.

8. Quality Agreement

The parties agree that they will negotiate, in good faith, a Quality Agreement regarding the PHP System, which will be executed within one hundred eighty (180) days of the Effective Date of this Agreement.

9. Safety Data and Exchange Agreement

The parties agree that they will negotiate, in good faith, a Safety Data and Exchange Agreement, which will be executed within one hundred eighty (180) days of the Effective Date of this Agreement.

10. Pricing and Delivery

a. Each PHP System that is being used in the Research will be sold by Delcath to Distributor at a price of [***] (USD) per unit, ex-works (EXW)(Incoterms 2000) Queensbury, New York (the “Research Purchase Price”).  The parties expect that no more than [***] PHP Systems will be used for the Research.  If Distributor desires to purchase more than [***] PHP Systems at the Research Purchase Price, Distributor shall provide Delcath with documentation to establish that the additional PHP Systems are necessary for the Research; such documentation shall be satisfactory to Delcath, in its sole discretion.

b. All other PHP Systems sold by Delcath to Distributor will be sold at a price of [***] (USD) per unit, ex-works Queensbury, New York.  This pricing will be fixed for the Term (as defined below).  Delivery shall be ex-works (EXW)(Incoterms 2000) Queensbury, New York.

c. [***]

d. Transfer of title to the PHP Systems shall occur when they are made available for pick-up by Distributor at Delcath’s Queensbury, New York facility.

e. The cost of freight and insurance will be prepaid by Delcath on behalf of Distributor and will be added to each invoice sent to Distributor.

11. Payment

All payments for PHP Systems shall be made by an irrevocable letter of credit, confirmed by a New York, U.S.A. banking institution, at or before the date of shipment, with actual payment being made within [***] days from the date of shipment to Distributor.

12. Reports                      Distributor shall furnish the following reports to Delcath:

a.           annual inventory report by month, not later than sixty (60) days prior to the beginning of each Contract Year.

b.           annual report of end users and number of units sold to each, not later than thirty (30) days after the end of each Contract Year.

c.           monthly reports showing inventory of PHP Systems at the beginning of the period, sales during the period, inventory of PHP Systems at the end of the period, and cumulative sales since the first date of the Contract Year by month, by quarter and on a year-to-date basis and also showing end users and the number of units sold to each.

d.           annual report on the medical economy, general competitive situation and subjective analysis of the performance of the PHP Systems in the Territory; and

e.           such other information as Delcath may reasonably request.

13. Returns

PHP Systems may only be returned with the prior written approval of Delcath.  Any such approval shall reference a return material authorization number issued by Delcath.  Transportation costs for returned PHP Systems not under warranty shall be borne by Distributor.  Transportation costs for PHP Systems under warranty shall be borne by Delcath, provided, if Delcath determines that the returned PHP Systems were not defective, such costs shall be borne by Distributor.

14. Recalls

If, for any reason, it shall become necessary to trace back or recall any particular batch of PHP Systems, or to identify the customer or customers to whom any PHP System from such batch has been delivered, the parties shall co-operate fully with each other in doing so.  In the event that either party has reason to believe that one or more batches of PHP Systems should be recalled or withdrawn from sale or distribution, such party shall immediately notify the other party in writing.  The decision as to whether or not to initiate a recall of any of the PHP Systems shall be made by Delcath.  If the recall is required because of an act or omission by Distributor, Distributor shall promptly reimburse Delcath for any costs and expenses Delcath incurs in carrying out such recall.  If the recall is required because of an act or omission of Delcath, then such recall shall be conducted by Delcath at its sole cost and expense.  If such recall is required because of a joint act or omission of the parties hereunder, the parties shall share equally in all of the costs and expenses of such recall.

15. Right of First Refusal.

Delcath grants to Distributor a right of first refusal to become the distributor in the Territory of any new products which are intended for targeted drug delivery that Delcath begins to market and/or develop during the Term, on terms to be agreed to by the parties in good faith.

16. Term and Termination

a. The term of this Agreement shall begin upon the Effective Date and shall extend to the end of the Fifth Contract Year (“Term”).

b. This Agreement will automatically renew for another five (5) years, provided that Distributor has met all of its obligations pursuant to this Agreement, including but not limited to its Minimum Purchase Requirements.

c. This Agreement may be terminated by either party upon one hundred eighty (180) days written notice in the event that:

i.	there is a breach of this Agreement by the non-terminating party, provided that the non-terminating party does not cure its breach within the first ninety (90) days after said notice; or

ii.
the non-terminating party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business.

d. This Agreement may be terminated immediately upon the mutual written consent of both parties.

e. Upon expiration or termination of this Agreement, Delcath shall have the option, solely at its discretion, to repurchase any PHP Systems remaining in Distributor’s stock for an agreed upon price, not to exceed the price paid by Distributor for such PHP System.  Distributor shall not sell to any party other than Delcath any PHP Systems remaining in its inventory after the termination or expiration of this Agreement.

f. Upon expiration or termination of this Agreement for any reason and at any time, whether or not at the end of the Term,  Distributor shall take all necessary or appropriate steps at no charge to Delcath and without delay, to transfer to Delcath or to Delcath’s nominee, any Governmental Approvals and/or tenders related to the PHP System held in the name of Distributor (or if such transfer is not permitted, to cooperate in the cancellation of such Governmental Approvals and/or tenders and the reissuance thereof to Delcath or its designee).  Distributor shall provide Delcath with a list of all of Distributor’s customers for the PHP System including contact information and information on items purchased by customers, and all information regarding pending tenders.

g. Upon termination of this Agreement, any amount due and owing to Delcath from Distributor shall remain owed to Delcath and shall be paid by Distributor either immediately upon termination or according to the applicable payment terms of this Agreement, whichever is later.

17. Representations and Warranties

a. Distributor warrants as follows:

i.
It is duly organized and existing under the applicable laws of its jurisdiction and has full corporate power and authority under any applicable laws to enter into this Agreement and to carry out the provisions hereof.

ii.	It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

iii.
This Agreement is a legal and valid obligation binding upon it of and is enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by each of the parties does not conflict with, violate or give any person or entity rights under any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its assets may be bound or affected, and does not violate any applicable laws.

18. Distributor Obligations and Covenants

a. Distributor shall be fully responsible for all patient tracking and similar obligations in order to be in compliance with all Applicable Laws.  Distributor is required to keep proper records to ensure lot number traceability for all PHP Systems dispatched to its customers.

b. Distributor shall (i) use its best efforts to promote the sale of the PHP Systems within the Territory and to maintain Delcath’s trademarks and trade names on all PHP Systems; (ii) provide and maintain, at its own expense and to the satisfaction of Delcath, an adequate organization for the continuous sale, distribution and support of PHP Systems throughout the Territory; (iii) use its best efforts to create and maintain a market for and to increase the sale of PHP Systems within the Territory; (iv) promote the use of PHP Systems only in accordance or consistent with the instructions, limitations and safeguards promulgated by Delcath for the use of PHP Systems and in accordance with any Applicable Laws; (v) not alter or modify the PHP Systems or packaging in any way without the express prior written approval of Delcath; and (vi) store, handle and ship PHP Systems in strict accordance with all specifications, instructions and guidance from Delcath and any Applicable Laws.

c. Distributor shall be responsible for all costs in connection with distribution of the PHP Systems, including, without limitation, brochures, literature, graphics, trade shows, websites, demonstration and training, and other materials needed to responsibly promote the sales of the PHP Systems in the Territory.  All materials must be approved by Delcath before distribution to the public.

d. Distributor shall be responsible for complying with all Applicable Laws in the Territory and for translating any materials in connection with the sale of the PHP Systems.  The foregoing not withstanding, Delcath shall retain all copyrights to label design, contents and placement (including, without limitation, insert leaflets) and shall have the right to review and approve (in its sole discretion) the same prior to commercial release, and to have the same amended in any way, at Delcath’s sole discretion, so long as such changes are permissible under all Applicable Laws.  For such review, Distributor shall provide accurate English language translations of all proposed non-English language labeling.  In no event shall Distributor engage in or permit any labeling or re-labeling.

e. In the event of any customer complaints regarding the PHP Systems, whether or not Distributor would like the assistance of Delcath, Distributor shall immediately notify Delcath of the complaints and, as soon thereafter as possible, provide Delcath with a written notice in English.

f. Distributor shall promptly comply with any and all recall notices issued by Delcath and Distributor shall cooperate and provide reasonable assistance to Delcath in connection with any and all recalls.  Distributor shall be responsible for obtaining from its customers any PHP System that is the subject of a recall.

g. Distributor shall ensure that any sales of the PHP Systems Distributor makes for resale are resold only within the Territory and Distributor shall take all reasonable and appropriate action to enforce this obligation, including but not limited to discontinuing to sell to any party reasonably believed to be reselling the PHP Systems outside the Territory and reimbursing Delcath for any damages sustained by Delcath as a result of any unauthorized sales or resales.

h. Distributor shall, upon Delcath’s request, provide copies of any tenders for the PHP Systems in the Territory.  All activities with respect to tenders shall be conducted so as to allow, upon termination of this Agreement for any reason, transfer of such tenders to Delcath or to such party as Delcath designates in writing.

19. Trademarks and Proprietary Property of Delcath

a. Delcath shall apply for patent protection of the PHP System in the Field of Use in the Territory.

b. During the Term, Delcath hereby grants Distributor a license and permission to use the trademarks and trade names used by Delcath in connection with PHP Systems.  Such permission is expressly limited to uses by Distributor necessary for the performance of Distributor's obligations under this Agreement.  It is agreed that Distributor’s use of such trademarks and trade names shall inure solely to the benefit of Delcath.

c. Distributor hereby acknowledges Delcath’s exclusive ownership of  the trademarks and trade names covered by the license set forth in Section 19(a) and the renown of such trademarks and trade names both worldwide and in the Territory.  Distributor agrees not to take any action inconsistent with such ownership and names, logos and symbols and to cease any and all use or reference to such names, logos and symbols immediately upon termination of this Agreement.  At the request of Delcath, Distributor shall cooperate with Delcath in any action taken by Delcath in the Territory to protect Delcath’s trademarks.  Distributor shall promptly notify Delcath of any infringement or apparent infringement of Delcath’s trademarks in the Territory.

d. Distributor expressly acknowledges and agrees that it does not have and shall not acquire under this Agreement any rights in or to any of Delcath’s patents or other proprietary property related to the PHP System.

20. Warranty

a. Delcath hereby warrants that at the time of manufacture, the PHP Systems were free from defects in material or workmanship.  Descriptions or specifications in Delcath’s literature are meant solely to describe the PHP Systems at the time of manufacture and do not constitute any warranty of any type, express or implied, including but not limited to a warranty of merchantability.  The duration of this warranty is only until the stated expiration date indicated on the applicable PHP System.  Due to biological differences in individuals, no PHP System is one hundred percent (100%) effective under all circumstances.  In addition, because Delcath has no control over the conditions under which the PHP Systems are used, diagnosis of the patient, the method of use or administration, and handling of the PHP Systems after they leave Delcath’s possession, Delcath does not warrant either a good effect or against ill effect following the use of the PHP Systems.  The sole obligation of Delcath under this warranty shall be to provide Distributor free of charge with replacements for parts of the PHP Systems, or, in the sole discretion of Delcath, complete PHP Systems, which are found to be defective within this warranty period with the same delivery terms as the original PHP Systems.  Distributor agrees to (i) extend the benefit of this warranty to its customers, and (ii) provide Delcath with an opportunity to inspect and recover defective parts replaced by Distributor under warranty to verify warranty coverage.

b. THE FOREGOING WARRANTIES ARE EXCLUSIVE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS SOLD, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

c. Delcath shall from time to time provide Distributor with Delcath’s standard specifications as then in effect for the PHP Systems and with any test methods to be used in checking compliance with such specifications.  Within thirty (30) days after receipt of each shipment, Distributor shall carry out quality control checking and notify Delcath of any claimed failure of the shipment to meet specifications.  If Delcath agrees that a PHP System fails to meet specifications, it shall promptly and at its expense provide replacement quantities or make arrangements for correction of the below-specification PHP System.  If Distributor has not notified Delcath of claimed failure of a shipment to meet specifications within thirty (30) days after receipt thereof, such shipment shall be irrevocably considered accepted by Distributor.

d. Delcath agrees that all PHP Systems provided to Distributor pursuant to this Agreement, excluding any and all PHP Systems purchased at the Research Purchase Price, shall have a labeled expiration date that is at least twenty four (24) months from the date of manufacture of the applicable PHP System.

e. Distributor shall be responsible for all costs associated with any PHP System that exceeds its expiration date.

f. Distributor agrees to store all PHP Systems in strict accordance with the applicable labeling of the PHP System.  Failure to store any PHP System in accordance with labeling shall invalidate and render void any applicable warranty with regard to that PHP System.

21. Indemnification and Liability Actions

a. With respect to any claim arising from this Agreement or from any PHP Systems sold hereunder, Distributor agrees that (i) Delcath shall not be liable to Distributor or to any third party for indirect, incidental or consequential damages and (ii) the liability of Delcath (whether arising from a claim based on contract, warranty, tort or otherwise) shall not exceed the amount paid by Distributor to Delcath for the actual PHP Systems directly involved with the liability.

b. Distributor agrees to defend, indemnify and hold harmless Delcath and its Affiliates, and their respective directors, officers, employees and agents from and against any and all claims, actions, suits, losses, judgments, damages and expenses, including but not limited to, reasonable attorneys’ fees, (collectively “Claims”), arising from (i) the unlawful sale, promotion and distribution of the PHP Systems by Distributor; (ii) any representation made or warranty given by Distributor to its customers with respect to the PHP Systems which is inconsistent with the approved labeling; (iii) any modification or alteration made by Distributor to the PHP System and/or packaging; (iv) any negligent or willful misconduct or omission of Distributor in connection with the marketing, sale or distribution of the PHP Systems; (v) the improper storage, handling or shipping of the PHP Systems by Distributor; (vi) the Research by Distributor; or (vii) a breach by Distributor of its representations and warranties, covenants, obligations or responsibilities to Delcath hereunder.

c. Distributor shall give Delcath immediate written notice if it becomes aware of any legal action deriving from the use of the PHP Systems by customers and include in such notice all facts relating to the legal action of which it is aware.  Delcath shall have the right, but not the obligation, to defend any such claim during or after the Term of this Agreement, and Delcath shall have the right, but not the obligation, to settle any such claim on such terms as Delcath deems appropriate.  Distributor shall cooperate fully with Delcath in connection with such defense.

22. Insurance

Each party shall carry comprehensive general liability insurance of a type as may be necessary to protect their interests and fulfill their obligations under this Agreement and comply with any Applicable Laws (including without limitation product liability insurance) in an amount of at least [***] dollars (US $[***]) per occurrence during the term of this Agreement and for a period of three (3) years after the expiration or termination of this Agreement.  Upon request, each party shall provide the other party with a certificate of insurance evidencing the minimum coverage required by this Section 22.  For greater certainty, this Section 22 shall not limit the liability of either party pursuant to this Agreement.

23. Notice of Adverse Event

Distributor shall provide written notice to Delcath of any Adverse Event within twenty four (24) hours of Distributor becoming aware of the Adverse Event.

24. Disclaimer of Goodwill

Distributor disclaims any goodwill built up with respect to PHP Systems or the advertising of the same.  Any amounts spent by Distributor (or by Delcath mentioning Distributor) are spent with the knowledge that this Agreement may be terminated; neither Delcath nor Distributor shall have claims against each other as the result of any investment or amount spent for any advertising purposes as the result of this Agreement.

25. Independent Contractors

Delcath and Distributor shall act as independent contractors under the terms of this Agreement.  Delcath and Distributor are not and shall not be deemed to be employees, agents, co-venturers, partners or legal representatives of each other for any purpose.  Distributor is not granted any express or implied right or authority by Delcath to assume or create any obligation or responsibility on behalf of or in the name of Delcath, or to bind Delcath vis-à-vis any third party in any manner whatsoever.

26. Confidentiality

Distributor agrees to abide by the terms of its Confidentiality Agreement with Delcath dated November 25, 2009 for the entire Term of this Agreement and any renewals hereof.

27. Notices

Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon the sooner of (i) the date of personal delivery, (ii) the date of confirmed transmittal by facsimile, or (iii) one (1) business day following delivery to a nationally recognized United States overnight courier service, costs prepaid for overnight delivery, to the addresses set forth below or at such other addresses as any party may designate at any time by notice to the other party hereunder:

a.  If to Distributor:  CHIFU Trading Co., Ltd.
Attention: Wayne Hsu, Managing Director
Rm. 901, No. 142
Min Chauan E. Rd Sec. 3
Taipei, Taiwan R.O.C.

b.  If to Delcath:   Delcath Systems, Inc.
Attention: Eamonn P. Hobbs
Rockefeller Center
600 Fifth Avenue, 23rd Floor
New York, NY 10020

28. Governing Law and Venue

This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be venued in a State or Federal court located in New York State.  Both parties hereby consent to and submit to the jurisdiction and venue of such courts and agree to accept service of process by mail.

29. Severability

Should any non-material provision of this Agreement be found to be unenforceable in any jurisdiction, then for such jurisdiction (defined in the most limited context legally applicable) the remainder of the Agreement shall remain in full force and effect as to the parties hereto but the unenforceable provisions shall not be applicable in such jurisdiction.

30. Survival

Termination or expiration of this Agreement shall not relieve either of the parties of their respective obligations under Sections 3(e), 11, 13, 14, 16, 18(e), 18(f), 21, 23, 26 and 28 of this Agreement.

31. Assignment, Integration, Amendment and Waiver

a. This Agreement may not be assigned or transferred by Distributor without the prior written approval of Delcath.  Furthermore, Distributor may not appoint sub-distributors without the prior written approval of Delcath.

b. Delcath may assign at its sole discretion this Agreement to any Affiliate of Delcath or if it undergoes a Change in Control.

c. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes and cancels all prior agreements pertaining to the subject or subjects hereof.

d. This Agreement shall not be modified or amended in any manner except by an instrument in writing of subsequent date hereto duly executed by the duly authorized representatives of each party.

e. All waivers must be made in writing.  Course of conduct between the parties, whether or not contrary to the terms of this Agreement, shall not be construed as a waiver of any term or condition of this Agreement.  The failure by either party to require the other party's performance of any obligation under this Agreement shall not affect, limit or waive such other party's right to require strict compliance with this Agreement any time thereafter.  The waiver of any breach of a provision of this Agreement shall not be construed in any way as a waiver of any continuing or succeeding breach of such provision or as a modification of such provision.

32. Agreement Language

This Agreement is in the English language only, which language shall be controlling in all respects, and all versions in any other language shall be for accommodation only and shall not be binding upon the parties hereto.  All communications made or given pursuant to this Agreement shall be in the English language.

33. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be seemed an original but all of which together will constitute one and the same agreement.  Delivery of an executed counterpart by facsimile or by electronic transmission shall be as effective as a manually signed counterpart.

IN WITNESS WHEREOF, Delcath and Distributor have caused this Research and Distribution Agreement to be executed by their respective authorized representatives to be effective as of the date first above written.

DELCATH SYSTEMS, INC.

By:           /s/ Agustin Gago
Name:      Agustin Gago
Title:        Executive Vice President, Global Sales and
 Marketing

CHIFU TRADING CO., LTD.

By:           /s/ Wayne Hsu
Name:      Wayne Hsu
Title:        Managing Director